                                                                      Exhibit 12
                    UNION TANK CAR COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Thousands)

                               Line           For the year ended December 31,
                                      ---------------------------------------------
                              Number    1998     1997      1996     1995     1994
                              ------  -------  --------  --------  -------  -------
Income Available for
  Fixed Charges:
------------------------

Income from continuing
  operations                    1    $127,421  $101,250  $102,583  $84,465   $ 63,378

Provision for federal income
  taxes and foreign taxes       2      70,948    55,038    58,398   44,975     38,435

Provision for state income
  taxes                         3       2,509     2,081     1,208    1,053      1,706

Fixed charges (line 8)          4      89,966    91,102    88,215   92,764     98,807
                                     --------  --------  --------  -------   --------

Income available for fixed
  charges                       5    $290,844  $249,471  $250,404  $223,257  $202,326
                                     ========  ========  ========  ========  ========

Fixed Charges:
------------------------

Interest expenses
  (including amortization
  of debt discount) as
  shown on the
  consolidated statement
  of income                     6    $ 71,131  $ 75,356  $ 72,138  $ 81,179  $ 91,442

Add interest portion of
  rent expense                  7      18,835    15,746    16,077    11,585     7,365
                                     --------  --------  --------  --------  --------
Total fixed
  charges                       8    $ 89,966  $ 91,102  $ 88,215  $ 92,764  $ 98,807
                                     ========  ========  ========  ========  ========
Number of times fixed
  charges were earned
  (line 5/line 8)                        3.23 x    2.74 x    2.84 x    2.41 x    2.05 x
                                     ========  ========  ========  ========  ========

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